Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Second Quarter Results

SYKESVILLE, MD – July 21, 2014 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $82,000, or $0.18 per diluted common share, for the quarter ended June 30, 2014 compared to net income of $61,000, or $0.18 per diluted common share, for the quarter ended June 30, 2013, a $21,000, or 34%, increase. The Company earned $155,000, or $0.38 per diluted common share, for the six months ended June 30, 2014 compared to net income of $112,000, or $0.33 per diluted common share, for the six months ended June 30, 2013, a $43,000, or 39%, increase.

The increase in net income for the three months ended June 30, 2014 was the result of the growth in net interest income of $57,000 and a $42,000 decrease in the provision for loan losses, partially offset by an increase in non-interest expense of $32,000 compared to the three months ended June 30, 2013.

The net interest income increase was primarily due to the further reduction in the Bank’s cost of funds. Our net interest margin improved to 3.64% for the three months ended June 30, 2014 compared to 3.60% for the three months ended June 30, 2013. During the same comparative periods, average earning assets increased by $5.3 million with average loan balances increasing by $5.2 million. The provision for loan loss decrease was due primarily to a specific reserve recorded last year for a single nonperforming investor residential loan and the non-interest expense increase was due to higher compensation, benefit and data processing costs, partially offset by a decline in OREO expenses.

The Company also reported at June 30, 2014 total assets of $111.0 million, an increase of 3.6%, gross loans of $88.1 million, an increase of 6.1%, and total deposits of $93.9 million, an increase of 3.0%, compared to June 30, 2013. Compared to December 31, 2013, total assets increased by $3.3 million, or 3.0%, gross loans increased by $3.9 million, or 4.7%, and total deposits increased by $2.1 million, or 2.3%. Non-interest bearing deposits increased by 4.8% and 11.6%, respectively, compared to June 30, 2013 and December 31, 2013.

Nonperforming loans decreased to $190,000 at June 30, 2014 from $561,000 at June 30, 2013 while total nonperforming assets decreased to $243,000 at June 30, 2014 from $1.4 million at June 30, 2013. Our past due loans also declined to $379,000 at June 30, 2014 from $586,000 at June 30, 2013.

“The Company continues to make substantial progress in reaching our strategic plan objectives for 2014 and our results demonstrate our focus on improving earnings and asset quality. We are pleased with the continued improvement in our core metrics.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statements in this release regarding achievement of strategic objectives and improving earnings and asset quality are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights

(Dollars in thousands)	At June 30, 2014	At December 31, 2013	At June 30, 2013
	(unaudited)	(audited)	(unaudited)
Selected Financial Condition Data:
Total assets	$110,989	$107,713	$107,091
Total loans	88,098	84,174	82,996
Allowance for loan losses	699	682	694
Deposits	93,876	91,764	91,164
Federal Home Loan Bank advances	6,500	7,365	7,500
Total stockholders’ equity	10,386	8,416	8,284

Asset Quality Ratios:
Allowance for loan losses to total loans	0.79%	0.81%	0.84%
Nonperforming loans to total loans	0.21%	1.25%	0.68%
Nonperforming assets to total assets	0.22%	1.40%	1.27%

Capital Ratios (bank level):
Total capital to risk-weighted assets	15.22%	12.88%	12.77%
Tier 1 capital to risk weighted assets	14.23%	11.87%	11.73%
Tier 1 capital to average assets	9.08%	7.44%	7.42%
Tangible equity to tangible assets	9.05%	7.53%	7.45%

(unaudited)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2014	2013	Variance	2014	2013	Variance
Selected Operating Data:
Interest and dividend income	$1,116	$1,111	$5	$2,193	$2,187	$6
Interest expense	165	217	(52)	332	452	(120)

Net interest income	951	894	57	1,861	1,735	126
Provision for loan losses	13	55	(42)	11	83	(72)

Net interest income after provision for loan losses	938	839	99	1,850	1,652	198
Noninterest income	62	66	(4)	109	122	(13)
Noninterest expense	853	821	32	1,717	1,629	88

Income before income tax expense	147	84	63	242	145	97
Income tax expense	65	23	42	87	33	54

Net income	$82	$61	$21	$155	$112	$43

Basic earnings per share	$0.18	$0.18	$—	$0.39	$0.33	$0.06

Diluted earnings per share	$0.18	$0.18	$—	$0.38	$0.33	$0.05

Select Financial Ratios (unaudited):
Return on average assets	0.30%	0.23%		0.29%	0.22%
Return on average equity	3.17%	2.89%		3.29%	2.65%
Interest rate spread	3.57%	3.54%		3.59%	3.48%
Net interest margin	3.64%	3.60%		3.65%	3.55%
Efficiency ratio	84.29%	85.55%		87.15%	87.79%
Noninterest expense to average assets	3.13%	3.15%		3.18%	3.15%
Average interest-earning assets to average interest-bearing liabilities	110.91%	107.74%		109.65%	107.20%